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               FORSTMANN EXPECTS SALES INCREASE IN FISCAL 1994,
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                       BUT A DECLINE IN OPERATING INCOME
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NEW YORK, New York -- November 18, 1994 -- Forstmann & Company, Inc., (NASDAQ:
FSTM) today announced that it expects to report for fiscal 1994 a slight increase in sales over the $233 million reported in fiscal 1993 and a decline in operating income to between $22 million and $24 million, versus $26.6 million for the prior year. In addition, due to increased borrowings and higher interest rates. The Company expects interest expense for the full fiscal year to increase approximately $1.8 million. As a result, income applicable to common shareholders is expected to decline from $1.15 per share in fiscal 1993 to between $0.50 to $0.60 per share in fiscal 1994.

Christopher Schaller, President and Chief Executive Officer, said, "We attribute these results to a shift in product mix and a sluggish women's outerwear and sportswear market, which was compounded by the Company's goal to lower inventories by curtailing production levels in response to softness in those markets. These factors, as well as the effects of higher interest rates, are expected to cause earnings to be below expectations." Mr. Schaller noted that the Company expects a decline in inventories during the fourth quarter of 1994 such that year-end fiscal 1994 balances will be comparable to year-end fiscal 1993 balances.

The Company anticipates reporting final audited results for fiscal 1994 in early January.

Forstmann is a leading designer, manufacturer and marketer of high quality, fashion fabrics for use in the production of brand name and private label apparel for men and women. The Company employs approximately 3,000 people and has operating plants in Dublin, Milledgeville, Louisville and Tifton, Georgia, where it makes a wide range of fabrics for the apparel and various specialty markets. The Company's corporate headquarters and marketing offices are located in New York, New York.